Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm for Ameristock Mutual Fund, Inc. (the “Fund”), we hereby consent to all references to our firm included in or made a part of the prospectus and Statement of Additional Information in this Post-Effective Amendment No. 20 to the Registration Statement on Form N-1A of the Fund, and to the incorporation by reference of our report on the financial statements and financial highlights of the Fund dated August 16, 2010, which appears in the Fund’s 2010 Annual Report to Shareholders.

/s/ Cohen Fund Audit Services, Ltd.

Cohen Fund Audit Services, Ltd.
Westlake, Ohio

August 31, 2010